UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 13, 2007

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Broadcaster, Inc.

(Exact name of registrant as specified in its charter)

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Delaware	0-15949	94-2862863
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

9201 Oakdale Avenue, Suite 200
Chatsworth, CA 91311

(Address of Principal Executive Office) (Zip Code)

(818) 206-9274

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05 Costs Associated with Exit or Disposal Activities

On December 13, 2007, the Board of Directors of Broadcaster, Inc. (the “Company”) decided to reduce the company’s operations and keep a limited staff to maintain its website until the end of the calendar year. At the end of the year, the staff will be reduced to approximately 5 people. In connection with the staff reduction, the Company expects to incur expenses of approximately $67,000 for two executives that have employment agreements. The Company does not currently expect any other charges related to this action that will result in future cash expenditures.

Item 2.06 Material Impairments

As a result of the board decision on December 13, 2007, the officers of the Company determined that there will be an impairment of goodwill and a write-down of its intangible assets acquired in the AccessMedia Networks, Inc acquisition. Management believes that goodwill will be impaired by $63.0 million and that the write-down of intangibles will be approximately $6.4 million, resulting in an aggregate potential charge of approximately $69.4 million. Neither of the impairment charges, which are expected to be reflected in the Company’s financial statements for the fiscal quarter ended December 31, 2007, will result in future cash expenditures.

Item 8.01 Other Events.

On December 13, 2007, the board has also directed the CEO to seek potential acquisitions or other transactions that are deemed necessary. The board also approved a finder’s fee should a transaction be closed with a potential merger candidate. The fee would be payable to a related party.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Broadcaster, Inc.

By:	/s/ MARTIN R. WADE, III
Martin R. Wade, III Chief Executive Officer

Date:  December 19, 2007